Exhibit n.2

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Selected Consolidated Financial and Other Data”, “Senior Securities” and “Experts” and to the use of our reports dated (a) February 17, 2006, with respect to the consolidated financial statements, including the consolidated schedules of investments and (b) dated March 31, 2006, with respect to the senior securities table, of MCG Capital Corporation, included in the Registration Statement (Form N-2 No. 333-                ) for the registration of 35,000,000 shares of its common stock.

/s/ Ernst & Young LLP

McLean, Virginia

April 24, 2006